NEWS RELEASE
                                                                        CONTACT:
                                                                 Karen L. Howard
                                      Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM
                                                        ------------------------

           COLUMBUS MCKINNON REPORTS SIGNIFICANT INCREASES IN NET AND
            OPERATING INCOME FOR FOURTH QUARTER AND FISCAL YEAR 2006

     o QUARTERLY IMPROVEMENTS:

          - GROSS PROFIT IMPROVES 18.8% TO $41.0 MILLION

          - GROSS MARGIN IMPROVES TO 27.9% FROM 23.9%

          - OPERATING MARGIN IMPROVES TO 11.5% FROM 7.0%

          - NET INCOME PER  DILUTED  SHARE WAS $2.53;  $0.52  EXCLUDING  UNUSUAL
            ITEMS

     o  OPERATING  LEVERAGE  WAS 42% IN  FISCAL  2006

     o NET DEBT REDUCED $97.3 MILLION FOR THE YEAR TO $164.2 MILLION AT YEAR END

     o NEAR TERM GOAL OF 50% FUNDED DEBT TO TOTAL CAPITALIZATION ACHIEVED WITH 50.6% YEAR-END FUNDED DEBT TO TOTAL CAPITALIZATION


AMHERST, N.Y., May 30, 2006 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today reported net sales of $147.1 million and net income per diluted share of $2.53 for its fiscal 2006 fourth quarter, which ended March 31, 2006. For the full year, net sales rose 8.0% to $556.0 million and net income per diluted share was $3.60. Net income and net income per share for the quarter and full year include several unusual items described below with a significant net favorable impact. The Company's consolidated gross profit margin improved 400 basis points to 27.9% in the quarter and 210 basis points to 26.6% for the full year. Consolidated operating margins improved 450 basis points to 11.5% in the quarter and 250 basis points to 10.4% for the full year.

Timothy T. Tevens, President and Chief Executive Officer, noted, "Fiscal 2006 was a very rewarding year for Columbus McKinnon. We achieved our near term goal of 50% debt to total capitalization and made headway in growing our markets outside the United States. We also realized significant margin and bottom-line benefits of operating leverage from the many years of effort we placed in creating a lean operation and rationalizing our facilities and products. Over the last several years, our focus has been on generating cash to reduce debt, maintaining our leading U.S. market position and growing our presence in international markets. We are now in an excellent position to continue expanding our international presence and market share, and have the financial flexibility to capitalize on profitable growth opportunities."

FOURTH QUARTER REVIEW
---------------------

The $2.6 million, or 1.8%, increase in consolidated net sales in the fiscal 2006 fourth quarter to $147.1 million included a $5.2 million, or 4.1%, increase in

Products segment net sales partially offset by a $2.6 million decline in net sales for the Solutions segment. The increase in Products segment sales to $131.6 million reflects expanding market penetration into international markets and the strength of the U.S. industrial economy, where the Company has leading market shares for many of its products. Further, the Products segment realized double-digit growth in several major core product groups, including hoists and forged attachments, which was partially offset by reductions from strategic activities in less profitable product groups. The Solutions segment was adversely affected by $1.0 million of currency translation and $1.6 million from lower contract revenues, resulting in net sales of $15.6 million for the quarter. On a consolidated basis, both gross and operating margins improved on higher volumes, improved product mix and reduced costs.

Columbus McKinnon's net income for the fourth quarter of fiscal 2006 was $47.8 million, an increase of $39.4 million from $8.3 million in the prior year. On a diluted basis, earnings per share were $2.53 on 18.9 million average shares outstanding in the fourth quarter of fiscal 2006 compared with $0.56 on 15.0 million average shares outstanding in the fourth quarter of fiscal 2005. This comparison was affected by the following unusual items:

     o Fiscal 2006 fourth quarter results include the reversal of a $38.6 million valuation allowance against deferred tax assets, primarily U.S. federal net operating loss carryforwards that existed since March 2004. The effect of this reversal was an increase in deferred tax assets on the balance sheet and a corresponding income tax benefit on the income statement, of $38.6 million. Excluding this valuation allowance reversal, the effective tax rate would have been 24.2%.
     o The fiscal 2006 fourth quarter includes $0.6 million of after-tax expenses ($0.9 million pre-tax) related to debt refinancing activities during the period. On a going forward basis, the refinancing activities will save the Company $0.7 million of annual pre-tax interest expense.
     o As a result of the November 2005 equity offering and additional options that were in the money during the quarter, there were 3.8 million, or 25.5%, additional diluted shares outstanding in the fiscal 2006 fourth quarter compared with the prior year's fourth quarter.
     o The fiscal 2005 fourth quarter included a $1.1 million one-time, non-cash after-tax charge ($2.0 million pre-tax) related to an increase to the pension reserve for the Company's German operations. The charge was included in cost of products sold ($0.7 million), selling expense ($0.3 million) and general and administrative expense ($1.0 million).
     o Also included in the fiscal 2005 fourth quarter net income was a $3.9 million after-tax gain (equivalent to $3.9 million pre-tax due to the impact of the valuation allowance against deferred tax assets) from the sale of underutilized real estate.

Excluding the above unusual items, net income for the fiscal 2006 and 2005 fourth quarters would have been $9.7 million and $5.5 million, respectively, representing 76.4% improvement. Applying that net income for both periods to the
18.9 million diluted shares currently outstanding would result in $0.52 and $0.29 pro forma net income per share for the fiscal 2006 and 2005 fourth quarters, respectively, or 79.3% improvement.

Gross margin in the fourth quarter of fiscal 2006 increased to 27.9%, primarily due to improved operational leverage on increased sales volume. The gross margin compares with 23.9% and 26.2% in the prior year fourth quarter and the third quarter of fiscal 2006, respectively. Selling, general and administrative expenses were $22.8 million, or 15.5% of revenues, in the fiscal 2006 fourth quarter, compared with $23.8 million, or 16.5% of revenues a year ago. External costs for Sarbanes-Oxley Section 404 compliance were $0.5 million lower than last year's fourth quarter. As noted above, last year's fourth quarter included a $1.3 million charge in these categories for the Company's German operations' pension reserve.

During the fiscal 2006 fourth quarter, the Company incurred $1.3 million in restructuring costs as a result of exiting a non-profitable product line and for environmental charges at an inactive facility.

As a result of reduced debt levels, interest and debt expense for the fourth quarter of fiscal 2006 was down $1.5 million to $5.1 million from $6.6 million in the fiscal 2005 fourth quarter.

Working capital, excluding cash and funded debt, as a percent of full-year revenue was 17.4% at the end of this fiscal year, improved from 20.2% and 22.0% at the end of fiscal years 2005 and 2004, respectively. Cash from operations and from refinancing activities was used to reduce funded debt by $61.2 million during fiscal 2006, to $209.8 million at March 31, 2006, resulting in a year-end funded debt to total capitalization ratio of 50.6%. Debt net of cash was reduced $97.3 million for the year to $164.2 million at March 31, 2006, representing a net debt to total capitalization ratio of 44.5% compared with 76.2% and 81.8% at March 31, 2005 and 2004, respectively. Subsequent to March 31, 2006, the Company applied available cash and further reduced funded debt by $32.1 million, to $177.7 million.

The Company's availability on its line of credit with its bank group at March 31, 2006 was approximately $64.8 million. As previously announced, on March 16, 2006, the Company amended its credit facility and expanded its borrowing availability from $65 million to $75 million, with the ability to further expand its borrowing availability to $125 million. The new facility improves the Company's capital structure, reduces its cost of capital and provides financial flexibility to execute its strategic growth plans.

Capital expenditures for fiscal 2006 were $8.4 million compared with $5.9 million in 2005. Higher capital expenditures were the result of new product development and productivity-enhancing equipment along with normal maintenance items.

PRODUCTS SEGMENT
----------------

Products segment sales for the fiscal 2006 fourth quarter represented 89.4% of our consolidated net sales. The segment realized a favorable benefit of $1.9 million, or 1.5%, due to higher pricing and was negatively impacted by $0.3 million due to currency translation, when compared with the fiscal 2005 quarter. Within lower profitability product groups, sales volume was negatively impacted by a repositioning of pricing practices. In some instances, these strategic activities resulted in reduced revenues but improved margins.

Fourth quarter fiscal 2006 gross margin for this segment was 29.7%, compared with 25.7% and 27.3% in last year's fourth quarter and the third quarter of fiscal 2006, respectively. Income from operations, as a percent of sales, was 12.7% for this period, up from 8.1% and 10.4% in the fiscal 2005 fourth quarter and fiscal 2006 third quarter, respectively.

For fiscal year 2006, sales for the Products segment were $493.9 million, up 9.0% from the prior year, and represented 88.8% of consolidated sales. Fiscal 2006 international sales for this segment were $151.4 million compared with $145.1 million in the prior year, representing a 4.3% increase. This segment's gross and operating margins for fiscal year 2006 were 28.0% and 11.3%, respectively, improving 220 and 260 basis points over the gross and operating margins, respectively, for the Products segment in fiscal 2005.

Backlog for the Products segment was $53.6 million at March 31, 2006. Backlog at the end of the fiscal 2005 fourth quarter and fiscal 2006 third quarter was $42.3 million and $46.5 million, respectively. The fluctuation was primarily due to a rapid increase in orders at the end of the March 2006 quarter. Typically, the time to convert Products segment backlog to sales ranges from a few days to a few weeks.

SOLUTIONS SEGMENT
-----------------

Solutions segment sales for the fiscal 2006 fourth quarter represented 10.6% of consolidated net sales. The segment's revenue reduction included $1.6 million due to volatility of project timing. This segment's sales are contract-driven and variations in sales are not uncommon quarter to quarter due to the nature and timing of projects. Gross margin for the segment was 12.5%, reflecting improvement over the 11.0% reported in the prior year's fourth quarter. Operating margin in the fiscal 2006 fourth quarter was 0.7%, compared with a negative 0.2% in the prior year.

For fiscal year 2006, sales for the Solutions segment were $62.1 million, up 0.8% from the prior year and representing 11.2% of consolidated sales. Solutions segment gross and operating margins for fiscal year 2006 were 15.4% and 3.3%, respectively. Gross and operating margins in fiscal 2005 were 14.3% and 2.1%, respectively.

Backlog for the Solutions segment at March 31, 2006 was $13.0 million, up from backlog of $9.6 million at the end of the fiscal 2005 fourth quarter and $12.8 million at the end of the fiscal 2006 third quarter. For this segment, the cycle time for backlog to convert to sales can range from one to six months, on average.

FISCAL 2006 REVIEW
------------------

Sales for fiscal 2006 were $556.0 million, up $41.3 million, or 8.0%, over the prior year. Net income for fiscal 2006 of $59.8 million, or $3.60 per diluted share, was significantly greater than net income of $16.7 million, or $1.13 per diluted share, for the previous fiscal year. Similar to the quarterly comparison, the annual comparison was affected by the following unusual items:

     o Excluding the $38.6 million deferred tax asset valuation allowance reversal which was recorded in the fiscal 2006 fourth quarter and described above, the effective tax rate would have been 27.3% for fiscal 2006.
     o Fiscal 2006 includes $5.5 million of after-tax expenses ($9.2 million pre-tax) related to debt refinancing activities. On a going forward basis, the refinancing activities will save the Company $4.8 million of pre-tax annual interest expense.
     o As a result of the November 2005 equity offering and additional options that were in the money during the year, there were 1.8 million, or 12.3%, additional diluted shares outstanding in fiscal 2006 compared with the prior year.
     o Fiscal 2005 was impacted by a $1.1 million after-tax charge ($2.0 million pre-tax) relating to the pension reserve for the Company's German operations, which was recorded in the fiscal 2005 fourth quarter and described previously.
     o Also included in fiscal 2005 net income was a $3.9 million after-tax gain ($3.9 million pre-tax) from the sale of underutilized real estate, which was recorded in the fiscal 2005 fourth quarter and described above.

Excluding the above unusual items, net income for fiscal 2006 and 2005 would have been $26.7 million and $13.9 million, respectively, representing 92.1% improvement. Applying that net income for both periods to the 16.6 million average diluted shares outstanding for fiscal 2006, would result in $1.60 and $0.84 pro forma net income per share for fiscal 2006 and 2005, respectively, or 90.5% improvement.

Gross margin for 2006 was 26.6%, a 210 basis point improvement over 2005, while income from operations was $57.9 million, up $17.2 million. Selling, general & administrative expense was $87.9 million, or 15.8% of consolidated fiscal 2006 sales, compared with $84.0 million, or 16.3% of consolidated fiscal 2005 sales. In fiscal 2006, higher costs for compensation and new market penetration were partially offset by a $0.9 million, or 68.0%, reduction in external costs for Sarbanes-Oxley Act Section 404 compliance. Income from operations improved to $57.9 million, or 10.4% of sales, in fiscal 2006 from $40.7 million, or 7.9% of fiscal 2005 sales and $29.9 million, or 6.7% of fiscal 2004 sales. The 250 basis point improvement in income from operations as a percent of sales in fiscal 2006 was primarily the result of operational leverage on higher volume combined with continued improvement in efficiencies. Adding back the fiscal 2005 German pension charge to the fiscal 2005 operating income, would have resulted in operating income of $42.7 million, or 8.3% of revenues for fiscal 2005.

Interest and debt expense declined $3.0 million to $24.7 million on lower debt levels.

In addition to the $9.2 million of refinancing costs described above, fiscal 2006 other (income) and expense included $2.0 investment income from the Company's insurance subsidiary (CMIC) through which it provides products liability self insurance, $0.8 million gain on sale of underutilized real estate and $0.7 million income from excess cash investments. The prior year's other (income) and expense included net gains on sales of underutilized real estate of $3.7 million and $1.2 million of investment income from CMIC assets.

At March 31, 2006, the Company had U.S federal net operating loss carryforwards of $83.1 million to be utilized against future U.S. taxable income. Going forward, the Company will record a normal tax provision between 38% and 39% including non-cash income tax expense related to U.S.-generated taxable income which will result in cash flow continuing to benefit from utilization of the remaining U.S. federal net operating loss carryforwards.

On April 1, 2006, the Company adopted FASB Statement No. 123R Share-based Payment (SFAS 123R) and beginning in the fiscal 2007 first quarter will record compensation expense associated with stock options in its financial results. The Company estimates the pre-tax compensation expense related to issued and outstanding stock options will approximate $1.1 million in fiscal year 2007 which began on April 1, 2006.

OUTLOOK
-------

Mr. Tevens commented, "We continue to be encouraged by the strength we see in industrial economies around the world. We believe that our Products segment sales should continue to achieve mid- to high-single digit growth in fiscal 2007. Further, when we achieve $600 million in revenues, we anticipate annual operating margins in the 11%-12% range. New product introductions and expansion of our international distribution channels will be continued areas of focus for us to further accelerate top line growth. Additionally, we will continue to focus on making further improvements in working capital utilization. Regarding capital expenditures, we'll continue to invest in our new product development activities, our growing low-cost international facilities, productivity improvement and normal maintenance. We expect capital expenditures to be in the $8-$10 million range for fiscal 2007. Our strategic objectives remain to:

     o Increase our domestic organic sales growth by introducing new products and maximizing market coverage,
     o Increase our global sales and market share by expanding our presence in emerging and existing international industrial markets,
     o Increase our profitability through lean manufacturing and facility rationalization while increasing effective capacity on a reduced manufacturing footprint,
     o Pay down debt to reduce interest expense and enhance our strategic flexibility, and
     o    Pursue strategic acquisitions and alliances."

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for May 30, 2006 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until July 21, 2006 by dialing 1-866-363-4002. Alternatively, you may access an archive of the call until July 21, 2006 on Columbus McKinnon's web site at:
HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.
----------------------------------------------

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
----------------------

SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN ACHIEVE ITS EXPECTED LEVELS OF SALES, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                THREE MONTHS ENDED
                                                                ------------------

                                                     MARCH 31, 2006   MARCH 31, 2005    CHANGE
                                                     --------------   --------------    ------

NET SALES                                              $  147,096       $  144,470        1.8%
Cost of products sold                                     106,106          109,955       -3.5%
                                                     -------------------------------
Gross profit                                               40,990           34,515       18.8%
   Gross profit margin                                       27.9 %           23.9 %
Selling expense                                            14,236           13,965        1.9%
General and administrative expense                          8,534            9,810      -13.0%
Restructuring charges                                       1,289              502      156.8%
Amortization                                                   65               81      -19.8%
                                                     -------------------------------
INCOME FROM OPERATIONS                                     16,866           10,157       66.1%
                                                     -------------------------------
Interest and debt expense                                   5,050            6,594      -23.4%
Gain on sale of real estate                                     -           (3,928)        N/A
Other                                                        (204)              54     -477.8%
                                                     -------------------------------
Income from continuing operations before
income tax expense                                         12,020            7,437       61.6%
Income tax expense                                        (35,725)            (697)    5025.5%
                                                     -------------------------------
Income from continuing operations                          47,745            8,134      487.0%
Income from discontinued operations                            53              215      -75.3%
                                                     -------------------------------
NET INCOME                                             $   47,798       $    8,349      472.5%
                                                     ===============================

Average basic shares outstanding                           18,174           14,623       24.3%
Basic income per share:
   Continuing operations                               $     2.63       $     0.56      369.6%
   Discontinued operations                                   0.00             0.01
                                                     -------------------------------
   Net Income                                          $     2.63       $     0.57      361.4%
                                                     ===============================

Average diluted shares outstanding                         18,865           15,026       25.5%
Diluted income per share:
   Continuing operations                               $     2.53       $     0.55      360.0%
   Discontinued operations                                   0.00             0.01
                                                     -------------------------------
   Net Income                                          $     2.53       $     0.56      351.8%
                                                     ===============================


                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                                    YEAR ENDED
                                                                    ----------

                                                     MARCH 31, 2006   MARCH 31, 2005    CHANGE
                                                     --------------   --------------    ------

NET SALES                                              $  556,007       $  514,752        8.0%
Cost of products sold                                     408,385          388,844        5.0%
                                                     -------------------------------
Gross profit                                              147,622          125,908       17.2%
   Gross profit margin                                       26.6 %           24.5 %
Selling expense                                            54,255           52,291        3.8%
General and administrative expense                         33,640           31,730        6.0%
Restructuring charges                                       1,609              910       76.8%
Amortization                                                  249              312      -20.2%
                                                     -------------------------------
INCOME FROM OPERATIONS                                     57,869           40,665       42.3%
                                                     -------------------------------
Interest and debt expense                                  24,667           27,620      -10.7%
Gain on sale of real estate                                     -           (3,928)        N/A
Other                                                       5,048           (1,290)     291.3%
                                                     -------------------------------
Income from continuing operations before
income tax expense                                         28,154           18,263       54.2%
Income tax expense                                        (30,946)           2,196    -1509.2%
                                                     -------------------------------
Income from continuing operations                          59,100           16,067      267.8%
Income from discontinued operations                           696              643        8.2%
                                                     -------------------------------
NET INCOME                                             $   59,796       $   16,710      257.8%
                                                     ===============================

Average basic shares outstanding                           16,052           14,594       10.0%
Basic income per share:
   Continuing operations                               $     3.69       $     1.10      235.5%
   Discontinued operations                                   0.04             0.04
                                                     -------------------------------
   Net Income                                          $     3.73       $     1.14      227.2%
                                                     ===============================

Average diluted shares outstanding                         16,628           14,803       12.3%
Diluted income per share:
   Continuing operations                               $     3.56       $     1.09      226.6%
   Discontinued operations                                   0.04             0.04
                                                     -------------------------------
   Net Income                                          $     3.60       $     1.13      218.6%
                                                     ===============================


                                   COLUMBUS MCKINNON CORPORATION
                                    CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                     MARCH 31, 2006     MARCH 31, 2005
                                                     --------------     --------------

ASSETS
Current assets:
   Cash and cash equivalents                           $   45,598         $    9,479
   Trade accounts receivable                               95,726             88,974
   Unbilled revenues                                       12,061              8,848
   Inventories                                             74,845             77,626
   Prepaid expenses                                        15,676             14,198
                                                      -------------------------------
     Total current assets                                 243,906            199,125
                                                      -------------------------------

Net property, plant, and equipment                         55,132             57,237
Goodwill and other intangibles, net                       187,327            187,285
Marketable securities                                      27,596             24,615
Deferred taxes on income                                   46,065              6,122
Other assets                                                6,018              6,487
                                                      -------------------------------
TOTAL ASSETS                                           $  566,044         $  480,871
                                                      ===============================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                              $    5,798         $    4,839
   Trade accounts payable                                  39,311             33,688
   Accrued liabilities                                     61,264             52,328
   Restructuring reserve                                      793                144
   Current portion of long-term debt                          127              5,819
                                                       ------------------------------
Total current liabilities                                 107,293             96,818
                                                      -------------------------------

Senior debt, less current portion                          67,841            115,735
Subordinated debt                                         136,000            144,548
Other non-current liabilities                              50,489             42,003
                                                      -------------------------------
Total liabilities                                         361,623            399,104
                                                      -------------------------------

Shareholders' equity:
   Common stock                                               185                149
   Additional paid-in capital                             170,081            104,078
   Retained earnings (Accumulated deficit)                 51,152             (8,644)
   ESOP debt guarantee                                     (3,996)            (4,554)
   Unearned restricted stock                                  (22)                (6)
   Accumulated other comprehensive loss                   (12,979)            (9,256)
                                                      --------------------------------
Total shareholders' equity                                204,421             81,767
                                                      --------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $  566,044         $  480,871
                                                      ================================

                                       9


                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                 YEAR ENDED
                                                                 ----------
                                                     MARCH 31, 2006     MARCH 31, 2005
                                                     --------------     --------------

OPERATING ACTIVITIES:
Income from continuing operations                      $   59,100         $   16,067
Adjustments to reconcile income from continuing
operations to net cash providedby operating activities:
   Depreciation and amortization                            8,824              9,171
   Deferred income taxes                                  (36,968)              (971)
   Gain on sale of investments/real estate                 (2,100)            (4,632)
   Loss on Divestitures                                        87                330
   Benefit from stock options                               2,154                  -
   Loss on early retirement of bonds                        7,083                 40
   Amortization/Write-off of deferred financing costs       3,297              1,575
   Changes in operating assets and liabilities:
      Trade accounts receivable                            (7,102)            (3,563)
      Unbilled revenues and excess billings                (3,923)            (3,333)
      Inventories                                           2,518             (6,834)
      Prepaid expenses                                     (2,026)             1,796
      Other assets                                            207                 10
      Trade accounts payable                                6,099              3,192
      Accrued and non-current liabilities                  11,267              4,313
                                                      -------------------------------
Net cash provided by operating activities                  48,517             17,161
                                                      -------------------------------

INVESTING ACTIVITIES:
(Purchase) sale of marketable securities, net                (888)             1,314
Capital expenditures                                       (8,430)            (5,925)
Proceeds from sale of PPE                                   2,091              6,742
Proceeds from net assets held for sale                          -                375
Proceeds from discontinued operations note
receivable - revised                                          857                643
                                                      -------------------------------
Net cash (used) provided by investing activities           (6,370)             3,149
                                                      -------------------------------

FINANCING ACTIVITIES:
Proceeds from stock offering                               56,619                  -
Proceeds from stock options exercised                       7,149                428
Net borrowings under revolving line-of-credit
agreements                                                  1,361               (219)
Repayment of debt                                        (205,167)           (22,649)
Proceeds from issuance of long-term debt                  136,000                  -
Deferred financing costs incurred                          (2,877)               (24)
Other                                                         558                562
                                                      -------------------------------
Net cash used by financing activities                      (6,357)           (21,902)
                                                      -------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                       329                (30)
                                                      -------------------------------

Net change in cash and cash equivalents                    36,119             (1,622)
Cash and cash equivalents at beginning of year              9,479             11,101
                                                      -------------------------------
Cash and cash equivalents at end of period             $   45,598         $    9,479
                                                      ===============================

                                       10


                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA
($ IN THOUSANDS)
                                                 QUARTER ENDED           QUARTER ENDED
                                                MARCH 31, 2006          MARCH 31, 2005        % CHANGE
                                             --------------------    --------------------    ----------

PRODUCTS
Net sales                                         $  131,491              $  126,258              4.1%
Gross profit                                          39,037                  32,505             20.1%
   MARGIN                                               29.7 %                  25.7 %
Income from operations                                16,760                  10,197             64.4%
   MARGIN                                               12.7 %                   8.1 %

SOLUTIONS
Net sales                                         $   15,605              $   18,212            -14.3%
Gross profit                                           1,953                   2,010             -2.8%
   MARGIN                                               12.5 %                  11.0 %
Income from operations                                   106                     (40)           365.0%
   MARGIN                                                0.7 %                  (0.2)%

CONSOLIDATED
Net sales                                         $  147,096              $  144,470              1.8%
Gross profit                                          40,990                  34,515             18.8%
   MARGIN                                               27.9 %                  23.9 %
Income from operations                                16,866                  10,157             66.1%
   MARGIN                                               11.5 %                   7.0 %


                                                  YEAR ENDED              YEAR ENDED
                                                MARCH 31, 2006          MARCH 31, 2005        % CHANGE
                                             --------------------    --------------------    ----------

PRODUCTS
Net sales                                         $  493,896              $  453,105              9.0%
Gross profit                                         138,064                 117,088             17.9%
   MARGIN                                               28.0 %                  25.8 %
Income from operations                                55,849                  39,392             41.8%
   MARGIN                                               11.3 %                   8.7 %

SOLUTIONS
Net sales                                         $   62,111              $   61,647              0.8%
Gross profit                                           9,558                   8,820              8.4%
   MARGIN                                               15.4 %                  14.3 %
Income from operations                                 2,020                   1,273             58.7%
   MARGIN                                                3.3 %                   2.1 %

CONSOLIDATED
Net sales                                         $  556,007              $  514,752              8.0%
Gross profit                                         147,622                 125,908             17.2%
   MARGIN                                               26.6 %                  24.5 %
Income from operations                                57,869                  40,665             42.3%
   MARGIN                                               10.4 %                   7.9 %



                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA

                                              MARCH 31, 2006           MARCH 31, 2005           MARCH 31, 2004
                                              --------------           --------------           --------------

BACKLOG (IN MILLIONS)
   Products segment                            $       53.6             $       42.3             $       45.3
   Solutions segment                           $       13.0             $        9.6             $        9.2

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                              59.2 days                56.0 days                62.9 days
INVENTORY TURNS PER YEAR
   (based on cost of products sold)                     5.7 turns                5.7 turns                5.3 turns
DAYS' INVENTORY                                        64.4 days                64.4 days                69.0 days
TRADE ACCOUNTS PAYABLE
   days payables outstanding                           33.7 days                27.9 days                29.6 days
WORKING CAPITAL AS A % OF SALES                        17.4 %                   20.1 %                   22.0 %
DEBT TO TOTAL CAPITALIZATION PERCENTAGE                50.6 %                   76.8 %                   82.3 %
NET DEBT TO TOTAL CAPITALIZATION PERCENTAGE            44.5 %                   76.2 %                   81.8 %






                            SHIPPING DAYS BY QUARTER


                    Q1       Q2      Q3      Q4        TOTAL
                    --       --      --      --        -----

FY07                63       63      59      64         249
FY06                65       63      58      65         251
FY05                65       63      58      63         249



                                       12